As filed with the Securities and Exchange Commission on September 28, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ProsoftTraining

(Exact Name of Registrant as Specified in Its Charter)

Nevada	87-0448639
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

410 N. 44th Street, Suite 600

Phoenix, Arizona 85008

(602) 794-4199

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Executive Offices)

Robert G. Gwin

Chief Executive Officer

ProsoftTraining

410 N. 44th Street, Suite 600

Phoenix, Arizona 85008

(602) 794-4199

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

William L. Twomey

Hewitt & O’Neil LLP

19900 MacArthur Boulevard, Suite 1050

Irvine, California 92612

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Pursuant to Rule 429 of the Securities Act of 1933, the Prospectus contained herein is a combined Prospectus relating to securities registered hereby and under Registration Statement No. 333-40982, Registration Statement No. 333-11247, Registration Statement No. 333-28993, Registration Statement No. 333-35249, Registration Statement No. 333-30336, Registration Statement No. 333-53000, Registration Statement No. 333-57764, Registration Statement No. 333-64196 and Registration Statement No. 333-76984.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share underlying a Subordinated Secured Convertible Note	6,009,366	(2)(4)	$0.34	(5)	$2,043,184.44	$258.87

Common stock, par value $0.001 per share underlying Secured 8% Convertible Notes	5,592,858	(3)(4)	$0.34	(5)	$1,901,571.72	$240.93

Common stock, par value $0.001 per share underlying Series A Warrants	1,566,965	(4)	$0.38	(6)	$595,446.70	$75.44

Common stock, par value $0.001 per share underlying Series B Warrants	3,857,143	(4)	$0.35	(6)	$1,350,000.05	$171.05

Total Registration Fee						$746.29	(7)

(1)	An additional 2,842,072 shares of Common Stock to be sold by stockholders have been registered under earlier Registration Statements on Form S-1 (File No. 333-11247), and Form S-3 (File Nos. 333-28993, 333-35249, 333-30336, 333-40982, 333-53000, 333-57764, 333-64196, and 333-76984). Accordingly, all ten Registration Statements use the Prospectus that is a part of this Registration Statement.
(2)	The number of shares include shares issuable upon conversion of the principal amount and interest on the notes through maturity, at a conversion price of $0.67 per share.
(3)	The number of shares include shares issuable upon conversion of the principal amount and payment of interest on the notes through maturity. Principal is convertible at $0.28 per share and interest is payable in shares at a conversion price equal to a discount from the market price at the time of payment. Amount shown assumes interest is paid at a conversion price of $0.28 and, pursuant to Rule 416, this Registration Statement also covers any additional shares that may be issued as a result of an actual lower interest conversion price.
(4)	Pursuant to Rule 416, this Registration Statement also covers such additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends and anti-dilution provisions.
(5)	Pursuant to Rule 457(c), the proposed maximum offering price for the Common Stock is based upon the average high and low sales prices of the Registrant’s Common Stock on September 22, 2004, as reported by the Nasdaq SmallCap Market.
(6)	Pursuant to Rule 457(g), the proposed maximum offering price is based upon the higher of the price at which the warrants may be exercised and the price of shares of Common Stock as determined in accordance with Rule 457(c).
(7)	A filing fee of $4,789.26 was previously paid in connection with the filing of a Registration Statement on Form S-4 (File No. 333-116339), which was filed by the Registrant on June 10, 2004, and $746.29 of this filing fee is offset, pursuant to Rule 457(p), against the filing fee due in connection with this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

19,868,404 Shares

PROSOFTTRAINING

Common Stock

Shares of common stock of ProsoftTraining are being offered for resale by certain of our stockholders by this prospectus. The shares being offered include 1,354,313 shares presently outstanding, 6,911,867 shares which are issuable upon exercise of outstanding common stock purchase warrants and 11,602,224 shares which are issuable upon conversion of secured convertible promissory notes (including aggregate principal and interest on the notes through maturity). The shares will be sold from time to time by the selling stockholders named in this prospectus through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices, or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares, other than the exercise price of any common stock purchase warrants which are exercised.

Our common stock is traded on the Nasdaq SmallCap Market under the symbol “POSO.” On September 23, 2004, the closing price of our common stock was $0.39 per share.

Investing in our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “ Risk Factors” beginning on Page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                          , 2004

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). The prospectus relates to 19,868,404 shares (the “Shares”) of our common stock which the selling stockholders named in this prospectus may sell from time to time. We will not receive any of the proceeds from such sales, other than the exercise price of any common stock purchase warrants which are exercised.

The Shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. Brokers or dealers should confirm the existence and exemption from registration or effectuate such registration in connection with any offer and sale of the Shares.

THE OFFERING

Common Stock offered by the selling stockholders	19,868,404 shares (1)

Common Stock to be outstanding after this offering	42,823,715 shares (1)(2)

Use of proceeds	Other than the exercise price of the common stock purchase warrants (“Warrants”) which are exercisable, we will receive none of the proceeds from the sale of shares by the selling stockholders. We will receive proceeds from any exercise of outstanding Warrants (except to the extent Warrants are exercised on a net exercise basis, if applicable). Any proceeds we receive will be utilized for working capital and general corporate purposes.

Nasdaq SmallCap Market	POSO

(1)	Includes 6,911,867 shares issuable upon exercise of the Warrants and 11,602,224 shares issuable upon conversion of outstanding convertible notes.
(2)	Does not include 2,674,210 shares reserved for issuance upon the exercise of outstanding stock options.

ABOUT PROSOFTTRAINING

ProsoftTraining is a leading provider of Information and Communications Technology (“ICT”) curriculum and certifications to help individuals develop, upgrade and validate critical ICT skills. We sell and license our content and certifications to academic institutions, commercial training centers, internal corporate training departments and individuals around the world.

Our principal executive offices are located at 410 N. 44th Street, Suite 600, Phoenix, Arizona 85008, and our telephone number is (602) 794-4199. Our Web site is located at www.prosofttraining.com. Information contained on our Web site is not a part of this prospectus.

ProsoftTraining was founded in 1995 as a proprietorship that delivered training in vocational and advanced technical subjects. After completing a private placement of stock in March 1997, we embarked on a strategy to build a nationwide network of learning centers to teach technical skills for the emerging Internet market. Fixed costs associated with the “bricks-and-mortar” network significantly outpaced revenues. In fiscal year 1999, we closed the learning center network and focused exclusively on selling our content and educational services to the technology training industry and building our propriety certification programs. The demand for instruction services declined sharply from fiscal year 2000 to fiscal year 2002. At the end of fiscal year 2002, we reduced our full-time instructor base to zero and effectively exited the services business. We have refocused our business on offering job-role certifications and propriety content solutions to academic institutions and adult education providers.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference in this prospectus, contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate” and “continue” or other similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in the section captioned “Risk Factors”, as well as any cautionary language in this prospectus, or in documents incorporated by reference in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov. You can also inspect our reports, proxy statements and other information at the offices of the Nasdaq Stock Market.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (File No. 000-21535) and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	Annual Report on Form 10-K for the fiscal year ended July 31, 2003;

•	Current Report on Form 8-K filed November 21, 2003;

•	Current Report on Form 8-K filed December 15, 2003;

•	Current Report on Form 8-K filed January 15, 2004;

•	Current Report on Form 8-K filed February 22, 2004;

•	Current Report on Form 8-K filed February 24, 2004;

•	Current Report on Form 8-K filed March 11, 2004;

•	Current Report on Form 8-K filed May 3, 2004;

•	Current Report on Form 8-K filed June 9, 2004;

•	Current Report on Form 8-K filed June 18, 2004;

•	Current Report on Form 8-K filed July 7, 2004;

•	Current Report on Form 8-K filed July 26, 2004;

•	Current Report on Form 8-K filed August 16, 2004;

•	Current Report on Form 8-K filed August 20, 2004;

•	Current Report on Form 8-K filed September 1, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended October 31, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended January 31, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended April 30, 2004;

•	The description of our Common Stock contained in the Registration Statement on Form 8-A dated October 11, 1996, and the description of the common share purchase rights attached to our Common Stock contained in the Registration Statement on Form 8-A dated June 28, 2001.

This prospectus is part of ten registration statements we filed with the SEC (Nos. 333-11247, 333-28993, 333-35249, 333-30336, 333-40982, 333-53000, 333-57764, 333-64196, 333-76984 and 333-            ). You may request a free copy of any of the above filings by writing or calling:

Investor Relations

ProsoftTraining

410 N. 44th Street, Suite 600

Phoenix, Arizona 85008

Phone (602) 794-4199

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders should not make an offer of these Shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

RISK FACTORS

You should carefully consider the risks described below, together with all other information included or incorporated by reference in this prospectus, before you decide whether to purchase shares of our common stock.

We are subject to a number of risks related to our business strategy, our industry, our stock and this offering. We describe some of these risks below. If any of these risks materialize, our business, financial condition and results of operations could be harmed, the market price of our common stock could decline, or both.

We have limited cash resources and may need to raise additional funds.

We are operating with limited cash resources. Based on our current activity and expectations, we have sufficient cash resources for at least the next twelve months of operations. However, a moderate change to revenue-generating capability or expense structure could result in increased operating losses. Increased operating losses would erode our liquidity by further reducing cash resources and could result in the need to raise additional funds.

Given our relatively small size and historical operating results, our access to capital is limited. Should we need to raise additional funds, it cannot be certain that we will be able to obtain them on terms satisfactory to us. If we could not raise additional funds on terms satisfactory to us, we would be forced to raise funds on terms that we would not otherwise accept, seek funds through other means such as a sale of some or all of our assets or operations, or otherwise significantly alter our operating plan, any of which could have a material adverse effect on our business, financial condition, and results of operations.

Our common stock could be delisted from the Nasdaq Stock Market.

On June 23, 2004, we received notice from Nasdaq that for 30 consecutive business days our common stock had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq SmallCap Market, and were provided a grace period through December 20, 2004, to regain compliance with the requirement. In order to remain on the Nasdaq SmallCap Market, we will need to satisfy the $1.00 bid price requirement by having a closing bid price of our common stock of at least $1.00 for a minimum of ten consecutive business days. If we do not comply by December 20, 2004, Nasdaq has indicated it will provide written notification that we did not regain compliance.

If we do not cure our minimum bid price deficiency, and if Nasdaq delists our common stock, then the common stock may be traded on the OTC Bulletin Board or the “pink sheets”. Many institutional and other investors refuse to invest in stocks that are traded at levels below the Nasdaq Markets, which could reduce the trading liquidity in our common stock or make our effort to raise capital more difficult. OTC Bulletin Board and “pink sheets” stocks are often lightly traded or not traded at all on any given day. Any reduction in trading liquidity or active interest on the part of our investors could have adverse consequences on our stockholders, either because of reduced market prices or lack of a regular, active trading market for our common stock.

We have incurred significant losses to date and may continue to incur losses in the future.

We have incurred net losses of approximately $100 million from our inception in 1995 through April 30, 2004. Our ability to generate revenue growth in the future is subject to uncertainty. There can be no assurance that we will be able to increase revenues, manage expenses, or maintain profitability. Should revenue decrease in the future, we may not be able to stem losses thereafter through expense reductions, given the magnitude of the reductions already implemented.

Our industry is intensely competitive and we may lose market share to companies developing similar services and products and to larger competitors with greater resources.

We face substantial competition in the education and training market. Competition in the ICT training market is intense and is affected by the rapidly evolving nature of the information technology industry. A number of other companies offer products and services similar to ours, and additional new competitors may emerge in the future. Many of our existing competitors have substantially greater capital resources, technical expertise, marketing experience, research and development status, established customers and facilities than do we. As a result, there is a risk that we will not be able to successfully compete with existing and future competitors, which would adversely affect our financial performance.

In our industry, technology advances rapidly and industry standards change frequently. To remain competitive and improve profitability, we must continually enhance our existing products and promptly introduce new products, services, and technologies to meet the changing demands of our customers. Our failure to respond to technological changes quickly would adversely affect our financial performance.

Demand for our products is susceptible to adverse economic conditions and educational funding constraints.

Our business and financial performance is influenced by adverse financial conditions affecting our target customers and by general weakness in the economy. In the short run, many corporations may not view ICT skills training as critical to the success of their business. When these companies experience poor operating results, whether as a result of adverse economic conditions, competitive issues or other factors, they may decrease or delay spending on training and education. In addition, most of our academic customers are reliant on the availability of funding to pursue their existing educational programs and new initiatives. If educational funding is limited, whether as a result of overall economic conditions, budgetary constraints, the political environment or other factors, these institutions may delay or forego spending for our content and certification products.

The shares which may be sold under this prospectus could result in a market overhang that depresses our stock price.

Future sales of our common stock could depress the market price of our common stock. In addition, the perception that such sales will occur could also adversely affect the price. Under this prospectus, the selling stockholders may sell 19,868,404 shares, or approximately 46% of the shares of common stock outstanding (assuming the issuance of all shares covered by this prospectus). These shares were privately issued and are otherwise subject to restrictions on resale under securities laws. Any such sales, or even the market perception that such sales could be made, may depress the price of the common stock.

Our common stock may experience extreme price and volume fluctuations.

Our common stock has experienced substantial price and volume volatility, which may continue in the future. Additionally, the stock market from time to time experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely affect the market price of our common stock. In addition to such broad market fluctuations, factors such as, but not limited to, the following may have a significant effect on the market price of our common stock:

•	the delisting of our common stock from the Nasdaq SmallCap Market;

•	fluctuations in our operating results, including those caused by our lengthy sales cycle and seasonal effects on our business;

•	the perception by others of our ability to obtain any necessary new financing;

•	a limited trading market for our common stock; and

•	public announcements concerning us, our competitors or our industry.

USE OF PROCEEDS

Other than the exercise price of such Warrants as may be exercised, we will not receive any proceeds from the sale of Shares by the selling stockholders. Holders of the Warrants are not obligated to exercise their Warrants, and there can be no assurance that they will choose to exercise all or any of their Warrants. We will receive proceeds from any exercise of outstanding Warrants (except to the extent Warrants are exercised on a net exercise basis, if applicable). Proceeds we receive, if any, will be utilized for working capital and general corporate purposes.

SELLING STOCKHOLDERS

The table below presents certain information as to the beneficial ownership of our common stock by the selling stockholders as of September 21, 2004. All information concerning beneficial ownership has been furnished by the selling stockholders. Unless set forth below, none of the selling stockholders has held within the past three years any position, office or other material relationship with us or any of our predecessors or affiliates.

Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering		Shares Covered by Prospectus		Shares Beneficially Owned after the Offering(1)
					Number	Percentage
Baird, Jerrell M.(2)	20,000	(3)	20,000		—	—
D’Ambrosio, Louis J.	57,228	(4)	25,000		32,228		*
DKR SoundShore Oasis Holding Fund Ltd.	8,524,286	(5)(7)	8,524,286		—	—
DKR SoundShore Strategic Holding Fund Ltd.	2,131,073	(6)(7)	2,131,073		—	—
Drake Personnel (New Zealand) Limited	1,711,431	(8)	600,000		1,111,431	4.6%
Eagle Growth Limited Partnership	228,906	(9)	100,000		128,906		*
Fleming, David	5,000	(10)	5,000		—	—
Fuller, J. William(11)	126,791	(12)	20,641		106,150		*
Geren, Preston M. III, Trustee	78,422	(13)	25,000		53,422		*
Gwin, Robert G.(14)	876,044	(15)	32,420		843,624	3.4%
Hunt Capital Growth Fund II, L.P.(16)	7,638,586	(17)	7,638,586		—	—
International Webmaster Association	15,500	(18)	15,500		—	—
JPC Capital Partners	361,607	(19)	361,607		—	—
Kopor, Betsy	500	(20)	500		—	—
Korn, Jeffrey G.(21)	297,673	(22)	42,673		255,000	1.0%
ServiceMaster Venture Fund, LLC(23)	38,995	(24)	27,784		11,211		*
Shannon Ventures Ltd.	12,500	(25)	12,500		—	—
Stallman, Andrew, Estate of	48,500	(26)	15,000		33,500		*
Steward Insurance Company	415,754	(27)	203,751		212,003		*
Trinity Executive Recruiters	17,083	(28)	17,083		—	—
Vanderhoof, Michael D.	129,454	(29)	50,000		79,454		*

	22,735,333	(30)	19,868,404	(31)	2,866,929

*	Less than 1%
(1)	Assumes that each selling stockholder sells all of the Shares to which this prospectus relates.
(2)	Mr. Baird is a former director and officer of the Company.
(3)	Includes 20,000 shares subject to currently exercisable warrants, all of which are covered by this prospectus.
(4)	Includes 25,000 shares subject to currently exercisable warrants, all of which are covered by this prospectus.
(5)	Includes 4,050,000 shares which may be acquired under warrants that are exercisable on or after March 2, 2005 and 4,474,286 shares which may be acquired upon conversion of notes, assuming conversion of all principal and interest payable through maturity, all of which shares are covered by this prospectus. Principal on the notes is convertible at $0.28 per share and interest is payable in shares at the Company’s option at a conversion price equal to a 7% discount from the market price at the time of payment. Amount shown assumes all interest is paid in stock at a conversion price of $0.28 per share.

(6)	Includes 1,012,501 shares which may be acquired under warrants that are exercisable on or after March 2, 2005 and 1,118,572 shares which may be acquired upon conversion of notes, assuming conversion of all principal and interest payable through maturity, all of which shares are covered by this prospectus. Principal on the notes is convertible at $0.28 per share and interest is payable in shares at the Company’s option at a conversion price equal to a 7% discount from the market price at the time of payment. Amount shown assumes all interest is paid in stock at a conversion price of $0.28 per share.
(7)	DKR SoundShore Oasis Holding Fund Ltd. (“DKR Oasis”) and DKR SoundShore Strategic Holding Fund Ltd. (“DKR Strategic”) are affiliated entities. Both DKR Oasis and DKR Strategic have agreed that their rights of exercise and conversion are limited to the extent necessary to insure that, following such exercise or conversion, they and their affiliates will not beneficially own greater than 4.999% of the Company’s common stock then issued and outstanding. This restriction may be waived by DKR Oasis or DKR Strategic on 61 days prior written notice. DKR Oasis and DKR Strategic have also agreed that their rights of exercise and conversion are limited to the extent necessary to insure that, following such conversion or exercise, they and their affiliates will not beneficially own greater than 9.999% of the Company’s common stock then issued and outstanding. This restriction may not be waived. Amounts shown in the table include all shares that may be acquirable by DKR Oasis and DKR Strategic, notwithstanding the foregoing restrictions.
(8)	Includes 600,000 shares subject to currently exercisable warrants, all of which are covered by this prospectus.
(9)	Includes 100,000 shares subject to currently exercisable warrants, all of which are covered by this prospectus.
(10)	Includes 5,000 shares subject to currently exercisable warrants, all of which are covered by this prospectus.
(11)	Mr. Fuller is a director of the Company.
(12)	Includes 20,641 shares subject to currently exercisable warrants, all of which are covered by this prospectus. Also includes 95,000 shares subject to currently exercisable options.
(13)	Includes 25,000 shares subject to currently exercisable warrants, all of which are covered by this prospectus.
(14)	Mr. Gwin is Chairman, Chief Executive Officer, President and Chief Financial Officer of the Company.
(15)	Includes 802,124 shares subject to currently exercisable options or options exercisable within 60 days.
(16)	J.R. Holland, a director of the Company until his resignation in November 2002, is President and CEO of Hunt Capital Management, LLC, an affiliate of Hunt Capital Growth Fund II, L.P.
(17)	Includes 350,000 shares which may be acquired under currently exercisable warrants and 6,009,366 shares which may be acquired upon conversion of a promissory note, assuming conversion of all principal and interest payable through maturity, all of which shares are covered by this prospectus. Hunt Capital Growth Fund II, L.P. (“Hunt Capital”) has agreed that its rights of exercise and conversion are limited so that Hunt Capital may not exercise such rights to the extent that Hunt Capital would then beneficially own greater than 9.95% of the Company’s common stock then issued and outstanding. This limitation terminates on the maturity date of the note, October 16, 2006, and may be waived by Hunt Capital under certain circumstances beyond its control, including upon a default by the Company under the note or upon a sale or change of control of the Company. Amounts shown in the table include all shares that may be acquirable by Hunt Capital, notwithstanding the foregoing limitation.
(18)	Includes 15,500 shares subject to currently exercisable warrants, all of which are covered by this prospectus.
(19)	Includes 361,607 shares subject to currently exercisable warrants, all of which are covered by this prospectus.
(20)	Includes 500 shares subject to currently exercisable warrants, all of which are covered by this prospectus.
(21)	Mr. Korn is a former officer and a current director of the Company.
(22)	Includes 255,000 shares subject to currently exercisable options.
(23)	Charles P. McCusker, a director of the Company, was President and Chief Operating Officer of ServiceMaster Home Service Center, a division of the ServiceMaster Company, until May 2003 and was General Partner of the ServiceMaster Venture Fund, LLC, an affiliate of the ServiceMaster Company, until January 2001.
(24)	Includes 27,784 shares subject to currently exercisable warrants, all of which are covered by this prospectus.
(25)	Includes 12,500 shares subject to currently exercisable warrants, all of which are covered by this prospectus.

(26)	Includes 15,000 shares subject to currently exercisable warrants, all of which are covered by this prospectus.
(27)	Includes 203,751 shares subject to currently exercisable warrants, all of which are covered by this prospectus.
(28)	Includes 17,083 shares subject to currently exercisable warrants, all of which are covered by this prospectus.
(29)	Includes 50,000 shares subject to currently exercisable warrants, all of which are covered by this prospectus.
(30)	Includes 1,152,124 shares subject to currently exercisable options, 6,911,867 shares subject to currently exercisable warrants, and 11,602,224 shares issuable upon conversion of promissory notes.
(31)	Includes 6,911,867 shares subject to currently exercisable warrants, and 11,602,224 shares issuable upon conversion of promissory notes.

PLAN OF DISTRIBUTION

We are registering the Shares on behalf of the selling stockholders. As used in this prospectus, the term “selling stockholder” includes donees, pledges, transferees or other successors-in-interest selling Shares received as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus from a named selling stockholder. The selling stockholders may, from time to time, sell any or all of their Shares on any stock exchange, market or trading facility on which the Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell Shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon our being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering,

exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling stockholder that a donee or pledge intends to sell more than 500 Shares, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Shares will be paid by the selling stockholder and/or the purchasers.

We have advised each selling stockholder that they may not use Shares registered on this registration statement to cover short sales of our common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a selling stockholder uses this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective Shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the Shares, but we will not receive any proceeds from the sale of the Shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

EXPERTS

Our consolidated financial statements as of July 31, 2003, and 2002, and for each of the three years in the period ended July 31, 2003 incorporated by reference in this prospectus have been audited by Grant Thornton LLP, Independent Certified Public Accountants, as stated in their report incorporated by reference in this prospectus, and have been so incorporated in reliance on Grant Thornton LLP’s report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration and Nasdaq filing fees.

Securities and Exchange Commission registration fee	$746.29

Accounting fees and expenses	$2,500.00

Other legal fees and legal expenses	$10,000.00

Miscellaneous expenses	$1,000.00

Total	$14,246.29

Item 15. Indemnification of Directors and Officers.

Nevada law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he or she was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to (x) any threatened, pending or completed action or suit by or in the right of the corporation against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by him or her, in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that indemnification may not be made for any claim, issue or matter as to which he or she has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper, and (y) any other threatened, pending or completed action, suit or proceeding against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any such action, suit or proceeding or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The articles of incorporation, bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending any such action must be paid as incurred and in advance of the final disposition of such action, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Nevada law also permits the corporation to purchase and maintain insurance on behalf of the corporation’s directors and officers against any liability arising out of their status as such, whether or not the corporation would have the power to indemnify him against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

Our amended and restated articles of incorporation provide that we shall indemnify any of our directors or officers in connection with certain actions, suits or proceedings, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our amended and restated articles of incorporation also provide that none of our officers or directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duties as an officer or director, provided that such provision does not eliminate or limit the liability of a director or officer to the extent provided by applicable law for (a) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law, or (b) authorizing the payment of illegal dividends or distributions.

Our bylaws generally require us to indemnify, as well as to advance expenses, to our directors and officers to the fullest extent permitted by Nevada law upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should ultimately be determined that they are not entitled to indemnification by us.

We maintain liability insurance for our directors and officers covering, subject to certain exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors or officers of our company.

Item 16. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
2.1	Agreement and Plan of Reorganization dated March 26, 1996, between the Company, Pro-Soft Development Corp. and the shareholders of Pro-Soft Development Corp. Filed as Exhibit 2 to the Company’s Registration Statement on Form S-1 (No. 333-11247) (“Registration Statement No. 333-11247”) and incorporated herein by reference.

2.2	Agreement and Plan of Merger dated February 22, 2004, by and among the Company, Trinity Learning Corporation and MTX Acquisition Corp. Filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated February 22, 2004, and incorporated herein by reference.

3.1	Restated Articles of Incorporation of the Company, as amended. Filed as Exhibit 3.1 to Registration Statement No. 333-76984 and incorporated herein by reference.

3.2	Amended and Restated Bylaws of the Company. Filed as Exhibit 3.2 to Registration Statement No. 333-11247 and incorporated herein by reference.

4.1	Specimen Stock Certificate. Filed as Exhibit 4 to Registration Statement No. 333-11247 and incorporated herein by reference.

4.2	Rights Agreement dated June 27, 2001, between the Company and Interwest Transfer Company, Inc., which includes the form of Right Certificate as Exhibit A and the Summary of Rights as Exhibit B. Filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated June 28, 2001, and incorporated herein by reference.

5.1	Legal Opinion of Jeffrey G. Korn.

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Jeffrey G. Korn (Included in the Opinion filed as Exhibit 5.1)

24	Power of Attorney (See page II-7)

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona on the 28th day of September 2004.

PROSOFTTRAINING

By:	/s/ Robert G. Gwin
Robert G. Gwin
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert G. Gwin and William J. Weronick his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on September 28, 2004:

Signature	Title

/s/ Robert G. Gwin Robert G. Gwin	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and Chief Financial Officer (Principal Financial Officer)

/s/ William J. Weronick William J. Weronick	Vice President, Finance (Principal Accounting Officer)

/s/ J. William Fuller J. William Fuller	Director

/s/ Jeffrey G. Korn Jeffrey G. Korn	Director

/s/ Charles P. McCusker Charles P. McCusker	Director

/s/ Dr. Edward M. Walsh Dr. Edward M. Walsh	Director